Exhibit 10(a)

 51 West 52nd Street

 New York, NY 10019

Martin D. Franks

Dear Marty:	As of September 1, 2007

CBS Corporation (“CBS”), having an address at 51 West 52nd Street, New York, New York 10019, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

1.           Term. The term of your employment under this Agreement shall commence on September 1, 2007 and, unless terminated by CBS or you pursuant to paragraph 8 or because of your death or Disability (as defined below), shall continue through and until August 31, 2010.  The period from September 1, 2007 through August 31, 2010 is referred to as the “Term” notwithstanding any earlier termination of your employment for any reason.

2.                                          Duties.  You agree to devote your entire business time, attention and energies to the business of CBS.  You will be Executive Vice President, Planning, Policy and Government Affairs and you agree to perform all duties reasonable and consistent with that office as the President and Chief Executive Officer of CBS (the “CEO”) or other individual designated by the CEO may assign to you from time to time.  Your duties presently include oversight of: the Corporation’s activities in Washington as well as with state and local governments; CBS’s Corporate philanthropy, CBS’s Standards and Practices department; relations with multi-channel video providers and retransmission consent negotiations.

3.                                          Compensation.

(a)                               Salary.  For all the services rendered by you in any capacity under this Agreement, CBS agrees to pay you base salary (“Salary”) effective September 1, 2007 at the rate of Seven Hundred Thousand Dollars ($700,000) per annum, less applicable deductions and withholding taxes, in accordance with CBS’s payroll practices as they may exist from time to time.  During the remainder of the Term of this

Martin D. Franks

As of September 1, 2007

Agreement, your Salary may be increased, and such increase, if any, shall be made at a time, and in an amount, that CBS shall determine in its sole discretion.

(b)                              Bonus Compensation.  You also shall be eligible to receive annual bonus compensation (“Bonus”) during your employment with CBS under this Agreement, determined and payable as follows:

(i)                                 Your Bonus for each calendar year during your employment with CBS under this Agreement will be determined in accordance with the guidelines of the CBS Short-Term Incentive Program (the “STIP”), as such guidelines may be amended from time to time without notice in the sole discretion of CBS.

(ii)                              Beginning in calendar year 2007, your target bonus (“Target Bonus”) for each of the remaining calendar years in the Term shall be 70% of your Salary as in effect on November 1st of such year or the last day of the Term, if earlier. Such target may be increased, but not decreased, by CBS in its sole discretion. Your Bonus for any of those calendar years may be subject to proration for the portion of such calendar year that you were employed by CBS.

(iii)                         Your Bonus for any calendar year shall be payable, less applicable deductions and withholding taxes, by February 28th of the following year.

(c)                               Long-Term Incentive Compensation.  You shall be eligible to receive annual grants of long-term incentive compensation under the CBS long-term management incentive plan as may be amended from time to time without notice in the sole discretion of CBS. Beginning in 2008, you shall have a “Target” long-term incentive value equal to One Million Two Hundred Thousand Dollars ($1,200,000).  The precise amount, form and timing of any such long-term incentive award, if any, shall be determined in the sole discretion of the CBS Compensation Committee.

4.                                    Benefits.  You shall participate in such vacation, medical, dental, life insurance, long-term disability insurance, retirement, long-term incentive and other plans as CBS may have or establish from time to time and in which you would be entitled to participate under the terms of the plan.  This provision, however, shall not be construed to either require CBS to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement.

Martin D. Franks

As of September 1, 2007

5.                                    Business Expenses.  During your employment under this Agreement, CBS shall reimburse you for such reasonable travel and other expenses incurred in the performance of your duties as are customarily reimbursed to CBS executives at comparable levels. CBS acknowledges that your business expense reimbursement requests will reflect the fact that you perform duties in both the Washington D.C. office and the New York City headquarters office on a regular and recurring basis.

6.                              Non-Competition, Confidential Information, Etc.

(a)                               Non-Competition.  You agree that your employment with CBS is on an exclusive basis and that, while you are employed by CBS, or any of its subsidiaries, you will not engage in any other business activity which is in conflict with your duties and obligations (including your commitment of time) under this Agreement.  You further agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate in (or negotiate or sign any agreement to engage in or participate in), whether as an owner, partner, stockholder, officer, employee, director, agent of or consultant for, any business which at such time is competitive with any business of CBS, or any of its subsidiaries, without the written consent of CBS; provided, however, that this provision shall not prevent you from investing as less than a one (1%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the period during your employment with CBS and shall continue following the termination of your employment for any reason, including by expiration of this Agreement for the greater of: (i) six (6) months; or (ii) for so long as any payments are made to you pursuant to paragraph 8(d) subject to CBS’s acceptance of your written request pursuant to paragraph 6(j) which relates to the opportunity to request that CBS in its sole discretion terminate your obligations under this paragraph 6(a) in exchange for waiving your right to certain compensation and benefits.

(b)                              Confidential Information.  You agree that, during the Term and at any time thereafter, (i) you shall not use for any purpose other than the duly authorized business of CBS, or disclose to any third party, any information relating to CBS, or any of CBS’s affiliated companies which is non-public, confidential or proprietary to CBS or any of CBS’s affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with CBS’s policies); and (ii) you will comply with any and all confidentiality obligations of CBS to a third party, whether arising under a written agreement or otherwise.  Information shall not be deemed Confidential Information which (x) is or becomes generally available to the

Martin D. Franks

As of September 1, 2007

public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c)                               No Solicitation, Etc.  You agree that, while employed by CBS and for the greater of twelve (12) months thereafter or for so long as CBS is making any payments, to you pursuant to paragraph 8(d), you shall not, directly or indirectly:

(i)                                 employ or solicit the employment of any person who is then or has been within twelve (12) months prior thereto, an employee of CBS,  or any of CBS’s affiliated companies; or

(ii)                              do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then-existing relationships (whether or not such relationships have been reduced to formal contracts) of CBS, or any of CBS’s affiliated companies with any customer, employee, consultant or supplier.

(d)                             CBS Ownership.  The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services during your employment with CBS, and/or any of CBS’s affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and CBS shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner CBS determines in its sole discretion without any further payment to you.  If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to CBS under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and CBS shall have the right to use the work in perpetuity throughout the universe in any manner CBS determines in its sole discretion without any further payment to you.  You shall, as may be requested by CBS from time to time, do any and all things which CBS may deem useful or desirable to establish or document CBS’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate the President and CEO, CBS Corporation or his designee as your attorney-in-fact with the power to execute such documents on your behalf.  To the extent you have any rights in the results and proceeds

Martin D. Franks

As of September 1, 2007

of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights.  This paragraph 6(d) is subject to, and does not limit, restrict, or constitute a waiver by CBS of any ownership rights to which CBS may be entitled by operation of law by virtue of being your employer.

(e)                               Litigation.

(i)                                 You agree that during the Term, and for the greater of: (i) six (6) months thereafter; or (ii) during the pendency of any litigation or other proceeding, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving CBS, or any of CBS’s affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to CBS or its counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matters, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify CBS’s counsel before providing any information or documents.

(ii)                                You agree to cooperate with CBS and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment.  Your cooperation shall include, without limitation, providing assistance to CBS’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings.  In the event that your cooperation is requested after the termination of your employment, CBS will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

(iii)                             You agree that during the Term and at any time thereafter, to the fullest extent permitted by law, you will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves CBS, or any of CBS’s affiliated companies, or which may create the impression that such testimony is endorsed or approved

Martin D. Franks

As of September 1, 2007

by CBS, or any of CBS’s affiliated companies, without advance notice (including the general nature of the testimony) to and, if such testimony is without subpoena or other compulsory legal process the approval of, the Executive Vice President and General Counsel, CBS Corporation.

(f)                                  No Right to Give Interviews or Write Books, Articles, Etc.  During the Term, except as authorized by CBS, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning CBS, or any of CBS’s affiliated companies or any of their respective officers, directors, agents, employees, suppliers or customers.

(g)                               Return of Property.  All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with CBS shall remain the exclusive property of CBS.  In the event of the termination of your employment for any reason, CBS reserves the right, to the extent permitted by law and in addition to any other remedy CBS may have, to deduct from any monies otherwise payable to you the following:  (i) all amounts you may owe to CBS, or any of CBS’s affiliated companies at the time of or subsequent to the termination of your employment with CBS; and (ii) the value of the CBS property which you retain in your possession after the termination of your employment with CBS.  In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

(h)                               Non-Disparagement.  You agree that, during the Term and for one year thereafter, you shall not, in any communications with the press or other media or any customer, client or supplier of CBS, or any of CBS’s affiliated companies, criticize, ridicule or make any statement which disparages or is derogatory of CBS, or any of CBS’s affiliated companies or any of their respective directors or senior officers.

(i)                                   Injunctive Relief.  CBS has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience.  You acknowledge and agree that any violation of paragraphs 6(a) through (h) of this Agreement will result in irreparable damage to CBS, and, accordingly, CBS may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to CBS.

(j)                                  Survival; Modification of Terms.  Your obligations under paragraphs 6(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 6(a) (but not under any other provision of this Agreement)

Martin D. Franks

As of September 1, 2007

shall cease if: (x) CBS terminates your employment without Cause and (y) you provide CBS a written notice indicating your desire to waive your right to receive, or to continue to receive, termination payments and benefits under paragraph 8(d)(i) through (iii), and (z) CBS notifies you that it has, in its sole discretion, accepted your request.  You and CBS agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is your intention and the intention of CBS that such restrictions and remedies shall be enforceable to the fullest extent permissible by law.  If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.  You acknowledge that CBS conducts its business operations around the world and has invested considerable time and effort to develop the international brand and goodwill associated with the “CBS” name.  To that end, you further acknowledge that the obligations set forth in this paragraph 6 are by necessity international in scope and necessary to protect the international operations and goodwill of CBS and its affiliated companies.

7.                                    Disability.  In the event that you become “disabled” within the meaning of such term under CBS’s Short-Term Disability (“STD”) program and its Long-Term Disability (“LTD”) program while employed during the Term (such condition is referred to as a “Disability”), you will receive compensation under the STD program in accordance with its terms.  Thereafter, you will be eligible to receive benefits under the LTD program in accordance with its terms.  If you have not returned to work by December 31st of a calendar year during the Term, you will receive bonus compensation for the calendar year(s) during the Term in which you receive compensation under the STD program, determined as follows:

(i)                                 for the portion of the calendar year from January 1st until the date on which you first receive compensation under the STD program, bonus compensation shall be determined in accordance with the STIP (i.e., based upon CBS’s achievement of its goals and CBS’s good faith estimate of your achievement of your personal goals) and prorated for such period; and

(ii)                            for any subsequent portion of that calendar year and any portion of the following calendar year in which you receive compensation under the STD program, bonus compensation shall be in an amount equal to your Target Bonus and prorated for such period(s).

Subject to paragraph 19 hereof, bonus compensation under this paragraph 7 shall be paid, less applicable deductions and withholding taxes, by February 28th of the year(s) following the year as to which such bonus compensation is payable. You will not receive bonus compensation for any portion of the calendar year(s) during the Term

Martin D. Franks

As of September 1, 2007

while you receive benefits under the LTD program. For the periods that you receive compensation and benefits under the STD and LTD programs, such compensation and benefits and the bonus compensation provided under this paragraph 7 are in lieu of Salary and Bonus under paragraphs 3(a) and (b).

8.                                    Termination.

(a)                               Termination for Cause.  CBS may, at its option, terminate your employment under this Agreement forthwith for Cause and thereafter shall have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits.  Cause shall mean: (i) dishonesty; (ii) embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; (iii) willful unauthorized disclosure of Confidential Information; (iv) your failure to obey a material lawful directive that is appropriate to your position from an executive(s) in your reporting line; (v) your failure to comply with the written policies of CBS, including the CBS Business Conduct Statement or successor conduct statement as they apply from time to time; (vi) your material breach of this Agreement (including any representations herein); (vii) your failure (except in the event of your Disability) or refusal to substantially perform your material obligations under this Agreement; (viii) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (ix) conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring you to public disrepute, scandal or ridicule or reflect unfavorably upon any of CBS’s businesses or those who conduct business with CBS and its affiliated entities.  CBS will give you written notice prior to terminating your employment pursuant to (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure.  Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the giving of such notice within which to cure any failure, breach or refusal under (iv), (v), (vi), (vii), (viii) or (ix) of this paragraph 8(a); provided, however, that, if CBS reasonably expects irreparable injury from a delay of ten (10) business days, CBS may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(b)                              Good Reason Termination.  You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to CBS given no more than thirty (30) days after the occurrence of the event constituting Good Reason.  Such notice shall state an effective date no earlier than thirty (30) business days and no later than sixty (60) days after the date it is given, provided, that

Martin D. Franks

As of September 1, 2007

CBS may set an earlier effective date for your resignation at any time after receipt of your notice.  CBS shall have thirty (30) business days from the receipt of your notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect.  Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with physical and mental incapacity): (i) the requirement that you report to an executive at a level lower than the President & CEO of CBS Corporation (currently Leslie Moonves) (ii) the material breach by CBS of its obligations under this Agreement, including a material reduction in the scope of your responsibilities as outlined in paragraph 2 herein, or title, or a material reduction in your base compensation; or (iii) the requirement that you relocate your prinicipal residence outside of the metropolitan area you currently reside in.

(c) Termination Without Cause. CBS may terminate your employment under this Agreement without Cause at any time during the Term by written notice to you.

(d) Termination Payments/Benefits. In the event that your employment terminates under paragraph 8(b) or 8(c) during the Term hereof, subject to paragraph 19, you shall thereafter receive, less applicable withholding taxes for the remainder of the Term as follows:

(i)                                 an amount equal to eighteen (18) months of your then current base salary plus eighteen (18) months of bonus paid in accordance with CBS’s then effective payroll practices. The eighteen (18) months of bonus amount shall be determined in two parts, as follows: (i) for the number of months that you were actively rendering services during the calendar year prior to your Termination, an actual bonus amount shall be determined in a manner consistent with other CBS Corporate executives and (ii) for the number of months remaining to achieve 18 months, the bonus amount shall be determined based upon your “target” bonus;

(ii)                              medical and dental insurance coverage for you and your eligible dependents provided under company paid COBRA benefits at no cost to you (except as hereafter described) pursuant to the CBS benefit plans in which you participated in at the time of your termination of employment for a period of eighteen (18) months, or if earlier, the date on which you become eligible for medical or dental coverage as the case may be from a third party; provided, that, during the period that CBS provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and CBS

Martin D. Franks

As of September 1, 2007

may withhold taxes from your compensation for this purpose; provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law; and

(iii)                           life insurance coverage until the end of the Term pursuant to CBS’s then-current policy in the amount then furnished to CBS employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer); provided, to the extent that CBS is unable to continue such benefits because of underwriting on the plan term, CBS shall provide you with economically equivalent benefits determined on an after-tax basis (to the extent such benefit was non-taxable).

(iv)                          The following with respect to long-term incentive awards granted to you under the CBS 2004 Long-Term Management Incentive Plan and any predecessor or successor CBS Corporation Long-Term Management Incentive Plans (the “LTMIP”):

a.             All awards of stock options that have not vested and become exercisable on the date of such termination but that would otherwise vest on or before the end of an eighteen (18) month period thereafter shall accelerate and vest immediately on the date of termination, and will continue to be exercisable until the earliest of: (i) eighteen (18) months following the termination date, (ii) their expiration date; or (iii) the latest date permitted to avoid implementation of tax or penalties under the provisions of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”).

b.            All awards of stock options that have previously vested and become exercisable by the date of such termination shall remain exercisable for the later of: (i) eighteen (18) months after the termination date; or (ii) in the event that you qualify for “Retirement” as set forth in the LTMIP, then for such longer period as provided therein; provided, however, that in no event shall the exercise period extend beyond the earlier of: (x) their expiration date; or (y) the latest date permitted to avoid implementation of tax or penalties under the provisions of Code Section 409A.

Martin D. Franks

As of September 1, 2007

c.             All awards of restricted shares and performance-based restricted share units (“RSUs”) that would otherwise vest on or before the end of an eighteen (18) month period thereafter shall accelerate and vest immediately on the date of termination.

d.            All awards of RSUs that were not subject to performance-based vesting criteria that would otherwise vest on or before the eighteen (18) month period thereafter shall accelerate and vest immediately to the fullest extent permitted by the LTMIP on the date of termination.

Provided, that if you are deemed to be a “key employee” as determined by procedures adopted by CBS at the time of your termination as it pertains to Code Section 409A, and if any such Salary and/or Bonus amount would be paid both (i) within six months after your termination of employment and (ii) later than February 28 of the year after your termination of employment (any such amounts being referred to as “Gap Period Payments”), then such Gap Period Payments shall be paid by such February 28 rather than on the dates they otherwise would have been paid but for this proviso.

You shall be required to mitigate the amount of any payment provided for in (i) of this paragraph 8(d) by seeking other employment, and the amount of such payments shall be reduced by any compensation earned by you from any source, including, without limitation, salary, sign-on or annual bonus compensation, consulting fees, and commission payments, provided, that mitigation shall not be required, and no reduction for other compensation shall be made for earnings for services provided during the first twelve (12) months after the termination of your employment.  You agree to advise CBS immediately and in writing of any employment for which you are receiving such payments and to provide documentation of as requested by CBS with respect to such employment.  The payments provided for in (i) above are in lieu of any other severance or income continuation or protection under any CBS plan that may now or hereafter exist.

(e)                               Renewal Notice / Non-Renewal.  CBS shall notify you six (6) months prior to the expiration of this Agreement in writing if it intends to continue your employment beyond the expiration of the Term. If you are notified that CBS does intend to continue your employment, then you agree that you shall negotiate exclusively with CBS for the first 90 days following such notification. Nothing contained herein shall obligate CBS to provide an increase to your compensation hereunder upon such renewal. If you remain employed beyond the end of the Term but have not entered into a new contractual relationship with CBS, or any of CBS’s affiliated companies, your continued employment shall be “at will” and on such terms and conditions as CBS may at the time establish, and either party, during such period, may terminate your employment at any

Martin D. Franks

As of September 1, 2007

time, provided, that if CBS terminates your employment during such period without cause, you shall become eligible to receive the greater of: (i) one year’s base salary and target bonus or (ii) severance under the then current CBS severance policy applicable to executives at your level subject to the terms of such severance policy, and in either case, subject to your execution of a release in favor of CBS.

(f)                                  Termination of Benefits.  Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 8(d) with respect to medical and dental benefits and life insurance), participation in all CBS benefit plans and programs (including, without limitation, vacation accrual, all retirement and related excess plans and LTD) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs.  The foregoing shall not apply to the LTMIP and, after the termination of your employment, your rights under the LTMIP shall be governed by the terms of the LTMIP award agreements or certificates and the applicable LTMIP plans.

(g)                               Resignation from Official Positions.  If your employment with CBS terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with CBS, or any of CBS’s affiliated companies and all board seats or other positions in other entities you held on behalf of CBS.  If, for any reason, this paragraph 8(g) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of CBS, any documents or instruments which CBS may deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of CBS to execute any such documents or instruments as your attorney-in-fact.

(h)                               Release and Compliance with Paragraph 6.  Notwithstanding any provision herein to the contrary, CBS shall require that, prior to payment of any amount or provision of any benefit pursuant to paragraph 8(d), you shall have executed a general release in favor of CBS and its affiliated companies in a form satisfactory to CBS. In addition, the payments and benefits described in paragraph 8(d) shall immediately cease, and CBS shall have no further obligations to you with respect thereto, in the event that you materially breach any provision of paragraph 6 hereof.

9.                                    Death.  In the event of your death prior to the end of the Term while actively employed, your beneficiary or estate shall receive (i) your Salary up to the date on which the death occurs; (ii) any Bonus earned in the prior year but not yet paid; and (iii) bonus compensation for the calendar year in which the death occurs, determined in accordance with the STIP (i.e., based upon CBS’s achievement of its goals and CBS’s good faith estimate of your achievement of your personal goals) and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year.  In the event of your death

Martin D. Franks

As of September 1, 2007

after the termination of your employment while you are entitled to receive compensation under paragraph 8(d), your beneficiary or estate shall receive (x) any Salary payable under paragraph 8(d)(i) up to the date on which the death occurs; and  (y) bonus compensation for the calendar year in which the death occurs in an amount equal to your Target Bonus and pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by February 28th of the following year.

10.                                 No Acceptance of Payments.  You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than CBS for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by CBS, or any of CBS’s affiliated companies.

11.                                 Equal Opportunity Employer; Employee Statement of Business Conduct. You recognize that CBS is an equal opportunity employer.  You agree that you will comply with CBS policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status.  In addition, you agree that you will comply with the CBS Business Conduct Statement.

12.                                 Notices.  All notices under this Agreement must be given in writing, by personal delivery or by mail, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of CBS, to the attention of the Executive Vice President, General Counsel, CBS.  Any notice given by mail shall be deemed to have been given three days following such mailing.

13.                                 Assignment.  This is an Agreement for the performance of personal services by you and may not be assigned by you or CBS except that CBS may assign this Agreement to any affiliated company of or any successor in interest to CBS.

14.                                 New York Law, Etc.  You acknowledge that this Agreement has been executed, in whole or in part, in New York, and your employment duties are primarily performed in New York.  Accordingly, you agree that this Agreement and all matters or issues arising out of or relating to your CBS employment shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.

15.                                 No Implied Contract.  Nothing contained in this Agreement shall be construed to impose any obligation on CBS or you to renew this Agreement or any portion thereof.  The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed

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As of September 1, 2007

to imply an agreement.  Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

16.                                 Entire Understanding.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

17.                                 Void Provisions.  If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

18.                                 Supersedes Prior Agreements.  With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by CBS, or any of CBS’s affiliated companies.

19.                            Payment of Deferred Compensation – Section 409A.

(a)                               The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If you notify CBS (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and CBS concurs, or CBS (without any obligation whatsoever to do so) independently makes such determination, CBS shall, after consulting with you, use reasonable efforts to reform such provision to the extent possible to comply with Code Section 409A; provided that such modification shall, to the maximum extent practicable, maintain the original intent and economic benefit to you and CBS of the applicable provision without violating the provisions of Code Section 409A; and further provided that if CBS, in its sole discretion, determines that reformation or modification is not practicable, CBS is under no obligation whatsoever to make such reformation or modification.

(b)                              In no event whatsoever (including, but not limited to as a result of paragraph (a) or otherwise) shall CBS be liable for any tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A or (a) above.  You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Code Section 409A, and you acknowledge that your decision to enter into this Agreement is based on consultation with such counsel.

Martin D. Franks

As of September 1, 2007

20.                                 Arbitration.  If any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement (including the documents referenced herein) or your employment with CBS, the parties hereto agree that such disagreement or dispute shall be submitted to arbitration before the American Arbitration Association (“AAA”), and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules and Mediation Procedures (“Rules”).  Such arbitration shall be confidential and private and conducted in accordance with the Rules.  Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators).  The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration.  Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees).  Judgment upon the final award rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof.  Notwithstanding anything herein to the contrary, CBS shall be entitled to seek injunctive, provisional and equitable relief in a court proceeding as a result of your alleged violation of the terms of Section 6 of this Agreement, and you hereby consent and agree to exclusive personal jurisdiction in any state or federal court located in the City of New York, Borough of Manhattan.

[signature page to follow]

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of CBS; after this Agreement has been executed by CBS and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

CBS CORPORATION

		By:	/s/ Anthony G. Ambrosio
Name: Anthony G. Ambrosio
ACCEPTED AND AGREED:			Title: EVP, HR & Administration

/s/ Martin D. Franks
Martin D. Franks

Dated:	May 12, 2008

SECTION 409A
AGREEMENT AMENDMENT

This Amendment modifies certain terms and conditions of your employment or other compensation agreement, as the case may be, with CBS Corporation or one of its subsidiaries (your “Agreement”).  In this Amendment, we refer to the corporation or other entity that employs you as the “Company”, and we refer to CBS Corporation and its subsidiaries, collectively, as “CBS”.

1.    Timing of Pre-Termination Payments.  If your Agreement does not already provide a schedule for the payment of your base salary or other regular compensation (your “Salary”) that is in compliance with Section 409A of the Internal Revenue Code and the rules, regulations and guidance thereunder (“Section 409A”) (e.g., does not state that your Salary will be paid on a bi-weekly basis or in accordance with normal payroll practices), your Agreement is modified to provide that payments of Salary, less deductions and income and payroll tax withholding as may be required or authorized under applicable law, shall be payable in accordance with the Company’s normal payroll procedures for employees generally, but no less frequently than monthly.  If you participate in an annual bonus plan and your Agreement does not already specify a date on which your annual bonus will be paid that either complies with Section 409A or causes the payment of your annual bonus to be exempt from Section 409A (including, if applicable, payment of your annual bonus while receiving short-term disability benefits), your Agreement is modified to provide that your annual bonus will be paid between January 1 and February 28 of the calendar year following the calendar year as to which the bonus is payable.  If your Agreement provides for a payment to be made promptly or as soon as administratively practicable after or following the occurrence of a permissible payment event (within the meaning of Section 409A) that is specified in the Agreement, then the payment will be made not later than 90 days following the occurrence of such permissible payment event, provided that you will not have the right to designate the taxable year of the payment and provided that such time of payment shall be determined by CBS in its sole discretion.

2.    Termination of Employment.  To the extent that your Agreement provides for any severance or other termination payment, or any other benefits to be made or provided to you or your beneficiaries, upon or as a result of your termination of employment, including as a result of your becoming “disabled” within the meaning of such term under CBS’s Long-Term Disability (LTD) program, you will be considered to have experienced a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that you will provide no further services after such date or that the level of bona fide services that you are expected to perform permanently decreases to 20% or less of the average level of bona fide services that you performed over the immediately preceding 36-month period (or the full period of services, if you have been providing services less than 36 months), except that you will be considered to have experienced a termination of employment as a result of your becoming disabled on the date that is six months after the date on which the disability begins.  Whether you have had a termination of employment will be determined by the Company in a manner consistent with the definition of “separation from service” under the default rules of Section 409A.

For these purposes, your “services” include services that you provide as an employee or as an independent contractor.  In addition, in determining whether you have experienced a termination of employment, the Company is obligated to take into account services you provide both for it and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Internal Revenue Code or any other trade or business (such as a partnership) which is under common control with the Company as determined under Section 414(c) of the Internal Revenue Code, in each case as modified under the default rules of Section 409A.  In general, this means that the Company will consider as services to the Company services you provide to any corporation or other entity which controls, is controlled by, or is under common control with CBS Corporation.  “Control” means, directly or indirectly, possessing at least 50% of the total value of the equity interests of an entity or, in the case of a corporation, possessing at least 50% of the total voting power.

3.    Timing of Post-Termination Payments and Benefits.  Unless otherwise specified herein, subject to paragraph 3(d) of this Amendment, and further subject to your compliance with paragraph 5 of this Amendment (if applicable), for any payments that are required to be made or benefits that are required to be provided under your Agreement following the termination of your employment, to the extent that your Agreement does not already provide a payment schedule that is in compliance with Section 409A, or if your Agreement provides for a choice regarding the time or form of payment (e.g., lump sum or payable over time in equal installments), then:

(a)           Any annual bonus or pro-rated annual bonus to which you are entitled under your Agreement (whether for the year in which your termination of employment occurs or any subsequent year) (other than any amount described in paragraph 4) will be paid in a lump sum between January 1 and February 28 of the calendar year following the calendar year as to which the bonus is payable.

(b)           The total amount of all Salary continuation payments (other than any amount described in paragraph 4 below) (your “Total Separation Pay”), shall be paid, less applicable withholding taxes, as follows:

(i)            beginning on the regular payroll date (“Regular Payroll Date”) next following the termination of your employment, you will receive your regular Salary amount per payroll period (your “Regular Payroll Amount”) on your Regular Payroll Dates until the earlier of (A) the Regular Payroll Date on which you have received your Total Separation Pay or (B) the last Regular Payroll Date that occurs on or prior to March 15th of the calendar year following the calendar year in which your employment terminates;

(ii)           if any of your Total Separation Pay remains unpaid, beginning with the first Regular Payroll Date after March 15th of the calendar year following the calendar year in which your employment terminates, you will receive your Regular Payroll Amount until you have received under this paragraph 3(b)(ii) the lesser of (A) the remainder of your Total Separation Pay or (B) an amount equal to the maximum amount permitted to be paid pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (i.e., the lesser of (x) two times your annualized compensation for the calendar year preceding the calendar year of termination, or (y) two times the Section 401(a)(17) limit for the calendar year in which your termination occurs, which is $460,000 for 2008); provided, however, that in no event shall payment be made to you pursuant to this paragraph later than December 31st of the second calendar year following the calendar year in which your employment terminates; and

(iii)          the balance of your Total Separation Pay, if any remains unpaid, will be paid to you by payment of your Regular Payroll Amount on your Regular Payroll Dates beginning with the Regular Payroll Date that follows the date of the final payment pursuant to paragraph 3(b)(ii) above.

(c)           If any post-termination benefits coverage under a medical, dental and/or life insurance plan, or the provision of any other benefit or perquisite, results in in-kind benefits or reimbursements to you that are (x) taxable for federal income tax purposes and (y) subject to

Section 409A, then such in-kind benefits or reimbursements shall be subject to the following rules:

(i)            The in-kind benefits to be provided, or the amounts to be reimbursed, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to your lifetime and the lifetime of your eligible dependents.

(ii)           The amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year.

(iii)          Any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

(iv)           Your right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

(d)           Notwithstanding the foregoing, if you are a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by CBS Corporation) at the time of the termination of your employment, then to the extent any amount scheduled to be paid to you during the six-month period following the termination of your employment (including, for this purpose, any equity-based incentive award that is scheduled for settlement during the six-month period following the termination of your employment) constitutes deferred compensation (within the meaning of Section 409A), such amount shall be paid to you or settled, as the case may be, on the earlier of (i) the first business day of the seventh calendar month following the calendar month in which the termination of your employment occurs or (ii) your death.  The preceding sentence supersedes any similar provision in your Agreement or any other agreement that is applicable to you.

(e)           To minimize the risk that the six-month delay pursuant to the preceding paragraph 3(d) will disrupt coverage under any medical, dental and/or life insurance plan in which you are entitled to participate following the termination of your employment, payments described in paragraph 3(b) that are made during the six months following the termination of your employment shall first be applied to cover any costs relating to such continued medical, dental and life insurance coverage, but only to the extent that such coverage would constitute deferred compensation for purposes of Section 409A, and thereafter shall be made in respect of other amounts or benefits owed to you.

(f)            For avoidance of doubt, please note that these timing rules apply following any termination of employment, including termination of employment incident to non-renewal of the Agreement or as a result of your becoming disabled, unless otherwise specified herein.

4.    Death.  To the extent that your Agreement provides for a payment to be made as a result of your death, such payment shall be made by February 28th of the calendar year following the calendar year in which you die.

5.    Release.  This paragraph 5 applies if your Agreement conditions payment or the provision of benefits following the termination of your employment upon your execution of a Release.  For purposes of this paragraph 5, the “Release” refers to a release in a form attached to your Agreement, or if no such release is so attached, to any form of release in use by the Company at the time of the termination of your employment.  If your Agreement contains such terms, then the

Company shall not be required to commence making severance or other payments or providing benefits that are conditioned on the effectiveness of the Release, unless:

(a)           if your Agreement does not specify a deadline by which you must have executed the Release and it must have become irrevocable, by 60 days following your termination of employment; or

(b)           if your Agreement specifies a deadline by which you must have executed the Release and it must have become irrevocable, by such deadline;

you have executed the Release and delivered it to the Company, and the Release has become effective and irrevocable in its entirety; provided, however, that if such deadline falls in the calendar year following the calendar year in which your employment terminates, payments shall commence on the later of (i) the first business day in the calendar year following the calendar year in which your employment terminates and (ii) the date on which your Release becomes effective and irrevocable in its entirety.  The first installment of any such payments shall include all amounts that were not paid during the period between the termination of your employment and the date on which the Release became effective and irrevocable in its entirety.

6.    Good Reason.  This paragraph 6 applies if your Agreement contains a definition of “good reason.”  In order to terminate your employment with “good reason,” you must provide the Company with a notice of termination specifying (a) the effective date of your termination and (b) the particular condition(s) that constitute “good reason” for such termination.  The notice must be provided within thirty (30) days of when you knew or reasonably should have known of the initial existence of the condition(s) that are purported to constitute “good reason,” and must state a proposed date of the termination of your employment that is at least thirty (30) days after the date of the notice of your intent to terminate with “good reason,” during which time the Company shall be given the opportunity to cure any basis for such “good reason.”  If no cure is timely effected, then your termination with “good reason” shall be effective as of the date of termination you specified in the notice of termination.  If a cure is timely effected, your resignation for “good reason” shall not be effective at that time.  The foregoing notice and cure provision shall supersede the notice and cure provision in your Agreement, if any.

7.    Severance Plan Adjustment.  In the event that you are entitled to any election between severance options (e.g., a choice between amounts available under a severance plan and your severance entitlement under the Agreement), then the amounts, but not the time or form of payment, of your severance entitlement under the Agreement shall automatically be adjusted to equal whichever is the greater amount in the aggregate of such severance options.  The time and form of payment shall continue as specified in the terms of your Agreement or as amended by this Amendment.

8.    No Offsets.  If your Agreement gives the Company the right to reduce or otherwise offset against amounts owed to you in order to satisfy any obligations you owe the Company, such provision is modified to provide that the Company shall not make any deductions for money or property that you owe to the Company from amounts that constitute deferred compensation for purposes of Section 409A, except for applicable withholding taxes on such amounts and otherwise only to the extent that such deduction would not cause any person to incur any tax, interest or penalties under Section 409A.

9.    Designation of Separate Payments.  If, under any provision of your Agreement, you become entitled to be paid Salary continuation, bonus payments, or any other type of payment or benefit, then each payment or benefit shall be considered, and is hereby designated as, a separate payment for purposes of Section 409A (and consequently your entitlement to such payment or benefit shall not be considered an entitlement to a single payment of the aggregate amount to be paid).

10.  General Reimbursements.  If your Agreement provides for reimbursements that constitute deferred compensation for purposes of Section 409A, in no event shall the reimbursements be paid later than the last day of the calendar year following the year in which the related expense was incurred.

11.  Section 409A.  To the extent applicable, it is intended that the compensation arrangements under the Agreement be in full compliance with Section 409A.  The Agreement shall be construed in a manner to give effect to such intention.  In no event whatsoever (including, but not limited to, as a result of this section or otherwise) shall the Company be liable for any tax, interest or penalties that may be imposed on you under Section 409A.  Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.  You acknowledge that you have been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

12.  Additional modifications to the terms and conditions of your Agreement, if any, which are required for compliance with Section 409A are set forth on the attached Exhibit A.

13.  Except as otherwise provided herein, your Agreement shall continue in full force and effect in accordance with its terms.